Exhibit 3.1

Certificate of Amendment of the

Restated Certificate of Incorporation of

Micron Technology, Inc.

The undersigned, Michael Ray, hereby certifies that:

1.	He is the duly elected and acting Senior Vice President, Chief Legal Officer and Corporate Secretary of Micron Technology, Inc., a Delaware corporation.

2.	The original Certificate of Incorporation of this corporation was filed on April 6, 1984, and the Restated Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on April 18, 2001.

3.	Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of the Restated Certificate of Incorporation amends Section 9 of this corporation’s Restated Certificate of Incorporation to read in its entirety as follows:

“ 9. Pursuant to, and to the full extent permitted by Section 102(b) and any other relevant provisions of the General Corporation Law of the State of Delaware, as the same exists or as may hereafter be amended from time to time, no director or officer shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Without limiting the effect of the preceding sentence, if the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any amendment, repeal or elimination of the foregoing provisions of this Section 9 by the stockholders of the corporation shall not adversely affect any right or protection of a director or officer of the corporation existing at the time of, or increase the liability of any director or officer of the corporation with respect to any acts or omissions of such director or officer occurring prior to, such amendment, repeal or elimination.”

4.	The foregoing Certificate of Amendment of the Restated Certificate of Incorporation has been duly adopted by this corporation’s Board of Directors and Stockholders in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be executed by its Senior Vice President, Chief Legal Officer and Corporate Secretary this 21st day of January, 2026.

/s/ Michael Ray
Michael Ray
Senior Vice President, Chief Legal Officer and Corporate Secretary